Exhibit 14

CAESARS ENTERTAINMENT CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of the company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and under the rules of the Nasdaq Stock Market.

This Code applies to all of our directors, officers and employees. Our Chief Executive Officer and President, our Chief Operating Officer, our Chief Financial Officer, and our Chief Accounting Officer, are referred to as our "Principal Officers."

This Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the United States Securities and Exchange Commission (the “SEC”) and in other public communications made by us;

•    compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
•    accountability for adherence to the Code.

The Code

In order to achieve the purposes set forth above, we have adopted the following principles and policies:

Conflicts of Interest. You must fully disclose to the General Counsel, or his or her designee, or if you do not feel comfortable reporting the conduct to the General Counsel, or his or her designee, or do not get a satisfactory response, to the Board of Directors, any situations, including situations involving immediate family members, that reasonably could be expected to give rise to a conflict of interest. A conflict of interest exists when your private interest, or the private interest of one of your family members, interferes, or appears to interfere, in any way with the interests of the company as a whole. The following are examples of situations (applicable to both you and your family member) that may present a conflict of interest:

•
employment by, service as a director of, or the provision of any services to, a company that is one of our material customers, suppliers or competitors, or a company whose interests could reasonably be expected to conflict with our interests;

•	receipt of personal benefits or favors (other than nominal benefits or favors) as a result of your position with the company;

•	a significant financial interest (ownership or otherwise) in any company that is one of our material customers, suppliers or competitors; and

•
any loan or guarantee of personal obligations from, or any other financial transaction with, any company that is one of our material customers, suppliers or competitors (other than loans from commercial lending institutions in the ordinary course of business).

Corporate Opportunities. Any director, officer or employee that discovers a business opportunity that is in one of our lines of business must first present the business opportunity to our Board of Directors (in the case of a director or executive officer) or the General Counsel, or his or her designee (in the case of any other person), before pursuing the activity in his or her individual capacity. If the Board of Directors, or the General Counsel, or his or her designee, as the case may be, waives our right to pursue the opportunity, then you may do so in your individual capacity.

Competition and Fair Dealing. All directors, officers and employees are obligated to deal fairly with our customers, suppliers and competitors. Our directors, officers, and employees will not take unfair advantage of any person or entity through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing or practice.

Company Records. Principal Officers should implement policies that will ensure that all company records are complete, accurate and reliable in all material respects. Company records include, but are not limited to, bookkeeping information, payroll, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. Directors, officers and employees are responsible for understanding and complying with our document retention policy. Please refer to our document retention policy for more information about company records.

Accuracy of Financial Reports and other Public Communications. Our policy is, when required by rules of the SEC and Nasdaq and federal securities laws, to promptly disclose information that is accurate and complete in all material respects regarding our business, financial condition and results of operations. Materially inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the company and cause legal liability. Directors, officers and employees should be on guard for, and promptly report, evidence of improper financial reporting.

Compliance with Laws and Regulations. Each director, officer, and employee has an obligation to comply with the laws of the cities, states and countries in which we operate. We will not tolerate any activity that violates any laws, rules or regulations applicable to us. This includes, without limitation, laws covering the gaming industry, commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.

Compliance with Insider Trading Laws. Directors, officers and employees are strictly prohibited from trading in our stock or other securities, or the stock or other securities of any other company, while in possession of material, nonpublic information about the company or the other company. In addition, directors, officers and employees are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities, or the stock or securities of any other company, on the basis of material, nonpublic information. For more information, please refer to our securities trading policy and procedures.

Public Communications. Our policy is to provide timely, materially accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In connection with our public communications, we are required, and our policy is, to comply with Regulation FD (which stands for "fair disclosure") under the federal securities laws. For more information, please contact the Law Department. Principal Officers must be aware of the requirements of Regulation FD and must make every effort to ensure that our public disclosures comply with those requirements.

Reporting Violations of the Code

Directors, officers, and employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies applicable to us, to the General Counsel, or his or her designee. If the director, officer or employee does not feel comfortable reporting the conduct to the General Counsel, or his or her designee, or does not get a satisfactory response, he or she may contact any member of the Board of Directors.

Any director, officer, or employee who violates this Code, or who fails to report a known or suspected violation of this Code, will be subject to appropriate discipline, including potential termination of employment, as determined by the Board of Directors based upon the facts and circumstances of each particular situation.

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. We will protect the confidentiality of each director, officer and employee to the extent possible consistent with the law and our need to investigate each report. We strictly prohibit retaliation against a directors, officer or employee who, in good faith, seeks help or reports known or suspected violations.

Waivers of the Code

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel, or his or her designee (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

Compliance Policy

This Code is not intended to amend or replace the Company's Compliance Policy or any other company codes of conduct and the directors, officers and employees will be required to comply with the terms of this Code, the Compliance Policy and any other Company codes of conduct.

Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. Please contact the Law Department with any questions about these guidelines. Each director, officer and employee is separately responsible for his or her actions. If a director, officer or employee engages in conduct prohibited by the law or this Code, he or she will be deemed to have acted outside the scope of their employment. Such conduct will subject the director, officer or employee to disciplinary action, including possibly termination of employment.

THIS CODE AND THE MATTERS ADDRESSED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.

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